SECOND SUPPLEMENTAL INDENTURE

BETWEEN

HEALTH MANAGEMENT ASSOCIATES, INC., AS ISSUER

AND

WACHOVIA BANK, NATIONAL ASSOCIATION, AS TRUSTEE

DATED AS OF NOVEMBER 30, 2004

TO

INDENTURE

DATED AS OF JULY 29, 2003

1.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

SECOND SUPPLEMENTAL INDENTURE

          THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is made as of the 30th day of November, 2004, between Health Management Associates, Inc. (the “Company”), and Wachovia Bank, National Association, as trustee (the “Trustee”).

          WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of July 29, 2003, as supplemented by the First Supplemental Indenture, dated as of November 24, 2004 (as so supplemented, the “Original Indenture” and, as further supplemented by this Second Supplemental Indenture, the “Indenture”); and

          WHEREAS, the Original Indenture contains “put” options, whereby under certain circumstances, the Holders have the right to compel the Company to repurchase the Securities from them;

          WHEREAS, the Original Indenture provides that upon the exercise of the put options, under certain circumstances, the consideration to be paid by the Company to the Holders in exchange for the Securities may, at the election of the Company, consist of cash, shares of the Company’s Class A Common Stock or any combination thereof;

          WHEREAS, the Original Indenture contains conversion rights, whereby under certain circumstances, the Holders have the right to convert their Securities into shares of the Company’s Class A Common Stock, or at the election of the Company, into cash, shares of the Company’s Class A Common Stock or any combination thereof;

          WHEREAS, Section 9.01(6) of the Original Indenture provides that the Company and the Trustee may amend the Indenture, without the consent of any Holders, to surrender any right, power or option conferred by the Indenture on the Company;

          WHEREAS, the Company and the Trustee desire to amend the Original Indenture to eliminate the Company’s right, power and option under certain circumstances to select the form of consideration the Company must pay as consideration for any Securities (i) the Company acquires as a result of an exercise of the put options, and require instead that any such consideration consist solely of cash and (ii) the Company converts, and require instead that any such consideration consist solely of (A) cash in an amount equal to the lesser of the conversion value of the Securities or the aggregate principal amount of Securities surrendered for conversion, and (B) cash or Class A Common Stock or a combination of cash and Class A Common Stock for any conversion value of the Securities in excess of such aggregate principal amount of Securities surrendered for conversion.

          WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed;

          NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Original Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders:

ARTICLE 1
DEFINITIONS

          Section 1.01. General.  For all purposes of the Original Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

A

the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Original Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

B	capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Indenture.

ARTICLE 2
AMENDMENT

          Section 2.01.  Purchase of Securities at the Option of Holders Only in Cash and Related Provisions. (a) Section 3.08 shall be amended to delete the text contained in subclause (c)(iv) and to replace such text with “(iv) Reserved.” and to delete the text contained in the second paragraph of clause (c).

          (b)     Section 3.09 shall be amended to delete the text contained in subclause (a)(i)(D) and to replace such text with “(D) Reserved.” and to delete the text contained in the second paragraph of clause (a).

(c) Section 3.10 shall be retitled “Payment”.

(d) Section 3.10(a) shall be amended and restated in its entirety as follows:

“(a) Payment of Purchase Price or Fundamental Change Purchase Price. The Securities to be purchased pursuant to Section 3.08(a) or Section 3.09(a) shall be paid for in U.S. legal tender (“cash”).

At least three Business Days before the Company Notice Date, the Company shall deliver an Officers’ Certificate to the Trustee specifying:

(i) the information required by Section 3.10(d), and

(ii) whether the Company desires the Trustee to give the Company Notice required by Section 3.10(d).”

(e) Section 3.10(b) shall be amended and restated in its entirety as follows:

         “(b)  Purchase with Cash.  On each Purchase Date or Fundamental Change Purchase Date, the Purchase Price or Fundamental Change Purchase Price of Securities in respect of which a Purchase Notice or Fundamental Change Purchase Notice has been given shall be paid by the Company with cash equal to the aggregate Purchase Price or Fundamental Change Purchase Price of such Securities.  The Company Notice, as provided in Section 3.10(d), shall be sent to Holders (and to beneficial owners as required by applicable law) not less than 20 Business Days prior to such Purchase Date in the case of a purchase pursuant to Section 3.09(a) or in conjunction with the mailing of written notice of Fundamental Change pursuant to Section 3.08(b) in the case of a purchase pursuant to Section 3.08(a) (the “Company Notice Date”).”

(f) Section 3.10(c) shall be amended to delete the text contained therein and to replace such text with “(c) Reserved.”.

(g) Section 3.10(d) shall be amended and restated in its entirety as follows:

          “(d)  Notice of Payment.  The Company’s notice to purchase the Securities shall be sent to the Holders (and to beneficial owners as required by applicable law) in the manner provided in Section 13.02 at the time specified in Section 3.10(b) or (d), as applicable (the “Company Notice”).  Such Company Notice shall include a form of Purchase Notice or Fundamental Change Purchase Notice to be completed by a Securityholder and shall state:

(i) the Purchase Price or Fundamental Change Purchase Price and the Conversion Rate;

(ii) the name and address of the Paying Agent and the Conversion Agent;

        (iii)    that Securities as to which a Purchase Notice or Fundamental Change Purchase Notice has been given may be converted pursuant to Article 11 hereof only if the applicable Purchase Notice or Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

(iv) that Securities must be surrendered to the Paying Agent to collect payment;

        (v)     that the Purchase Price or Fundamental Change Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the later of (1) the Purchase Date or Fundamental Change Purchase Date and (2) the time of surrender of such Security as described in (iv);

(vi) the procedures the Holders must follow to exercise rights under Section 3.08 or Section 3.09 as applicable and a brief description of those rights;

(vii) briefly, the conversion rights of the Securities;

(viii) the procedures for withdrawing a Purchase Notice or Fundamental Change Purchase Notice;

        (ix)   that, unless the Company defaults in making payment of such Purchase Price or Fundamental Change Purchase Price, interest on Securities for which a Purchase Notice or Fundamental Change Purchase Notice has been delivered and not withdrawn will cease to accrue on and after the relevant Purchase Date or Fundamental Change Purchase Date; and

(x) the CUSIP number of the Securities.

         At the Company’s request, the Trustee shall give such Company Notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Company Notice shall be prepared by the Company.”

(h) Section 3.10(e) shall be amended to delete the text contained therein and to replace such text with “(e) Reserved.”.

          (i)     Section 3.10(f) shall be amended to delete the text “(in respect of a cash purchase under Section 3.10(b) or for fractional interests, as applicable) or shares of Class A Common Stock, or a combination thereof, as applicable” in the first sentence therein and to delete the text contained in the second, third and fourth sentences therein.

(j) Section 3.10(g) shall be amended to delete the text contained therein and to replace such text with “(g) Reserved.”.

          (k)     Section 3.11 shall be amended to delete the text contained in the third paragraph therein and to delete the text “(other than through the issuance of Class A Common Stock in payment of the Purchase Price or Fundamental Change Purchase Price, including cash in lieu of fractional shares)” in the first sentence of the fourth paragraph therein.

(l) Section 3.12 shall be amended to delete the text contained in the first sentence, “or Class A Common Stock, if permitted hereunder,”.

(m) Section 3.15 shall be amended to delete the text appearing twice, contained in the first sentence, “or shares of Class A Common Stock”.

          Section 2.02.  Net Share Settlement.  Notwithstanding any provision in Article 12 of the Original Indenture, upon a conversion, the Company hereby waives its right to deliver the full conversion value in Class A Common Stock.  Instead, upon each conversion, the Company shall deliver a Conversion Election Notice (as defined in the Original Indenture), within the time period specified in Section 11.02 of the Original Indenture, stating that the Company shall deliver (i) cash in an amount equal to the lesser of the conversion value of the Securities or the aggregate principal amount of Securities surrendered for conversion, and (ii) cash or Class A Common Stock or a combination of cash and Class A Common Stock for any conversion value of the Securities in excess of such aggregate principal amount of Securities surrendered for conversion (the “Conversion Premium”).  For the avoidance of doubt, with respect to each Conversion Date, in the Conversion Election Notice the Company shall specify in what combination of cash or Class A Common Stock the Conversion Premium, if any, would be paid.

ARTICLE 3
MISCELLANEOUS

          Section 3.01..  Effectiveness.  This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee.  Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, the Original Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holders heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound hereby.

          Section 3.02.  Original Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Original Indenture shall remain in full force and effect.

          Section 3.03.  Original Indenture and Second Supplemental Indenture Construed Together.  This Second Supplemental Indenture is an indenture supplemental to the Original Indenture, and the Original Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.  From and after the effectiveness of this Second Supplemental Indenture, all references to the Indenture in the Original Indenture and the Securities shall refer to the Original Indenture as supplemented hereby.

          Section 3.04.  Confirmation and Preservation of Indenture.  The Original Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

          Section 3.05.  Conflict with Trust Indenture Act.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), that is required under the Trust Indenture Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Original Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

          Section 3.06.  Severability.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 3.07.  Headings.  The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

          Section 3.08.  Benefits of Supplemental Indenture, etc.  Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

          Section 3.09.  Successors.  All agreements of the Company in this Second Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

          Section 3.10.  Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be liable or responsible for the validity or sufficiency of this Second Supplemental Indenture or the due authorization of this Second Supplemental Indenture by the Company.

          Section 3.11.  Certain Duties and Responsibilities of the Trustee.  In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Original Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

          Section 3.12.  Governing Law.  THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

          Section 3.13.  Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

          Section 3.14.  Further Assurances.  The Company will, upon request by the Trustee or as necessary, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Second Supplemental Indenture.

          IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Second Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

HEALTH MANAGEMENT ASSOCIATES, INC., AS ISSUER

By:	/s/ Timothy R. Parry

Name: Timothy R. Parry
Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Daryl F. Mergenthal

Name: Daryl F. Mergenthal
Title: Vice President